EXHIBIT 99.1


                     HALIFAX SIGNS NEW NATIONWIDE
            MAINTENANCE SERVICES CONTRACT FOR $6.7 MILLION

         Total Potential Value Expected to Exceed $20 Million

ALEXANDRIA, VA - September 21, 2004 - Halifax Corporation (AMEX-HX) today announced that it has been awarded a new contract to provide nationwide computer maintenance service and support for a consumer products retail chain with over 5,000 locations. The initial value of the contract, which runs through December 2005, is $6.7 million, with the potential value estimated at more than $20 million if the client extends the contract through 2008.

Charles McNew, president and chief executive officer, stated, "This is a major win for Halifax, solidifying our position as a prominent player in the Point Of Sale maintenance and support marketplace.

"Our partner model and our focus on delivery of creative and cost-effective enterprise maintenance solutions are creating a valuable stream of long-term business," he said. "During the past month, we have announced long-term bookings of nearly $50 million, and the sales team is continuing to develop additional large-scale opportunities."

He added, "We are pleased to be announcing such positive news and we will continue to diligently pursue future growth and enhanced shareholder value."

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.